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                                                                      EXHIBIT 12

                   Baxter International Inc. and Subsidiaries

         Exhibit 12 - Computation of Ratio of Earnings to Fixed Charges
                    (unaudited - in millions, except ratios)




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Years ended December 31,                          1997    1997     1996    1995    1995    1994    1993    1993
                                                           (C)                     (C)                     (C)
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
Income (loss) from continuing operations
    before income tax expense (benefit)          $ 523   $  875   $ 793   $ 524   $ 741   $ 559    ($74)  $ 472
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Add:
    Interest costs                                 206      206     133     117     117     120     109     109
    Estimated interest in rentals (A)               29       29      27      29      29      31      31      31
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Fixed charges as defined                           235      235     160     146     146     151     140     140
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Interest costs capitalized                          (8)      (8)     (3)     (3)     (3)     (2)     (5)     (5)
Losses of less than majority owned
    affiliates, net of dividends                     0        0       8      10      10      18      27      27
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 Income as adjusted                              $ 750   $1,102   $ 958   $ 677   $ 894   $ 726     $88   $ 634
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Ratio of earnings to fixed charges                3.19     4.69    5.99    4.64    6.12    4.80   (B)      4.53
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Three months ended March 31,                                                                              1998
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Income before income tax expense                                                                          $ 219
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Add:
    Interest costs                                                                                           54
    Estimated interest in rentals (A)                                                                         7
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Fixed charges as defined                                                                                     61
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Interest costs capitalized                                                                                   (1)
Losses of less than majority owned
    affiliates, net of dividends                                                                              0
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Income as adjusted                                                                                        $ 279
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Ratio of earnings to fixed charges                                                                         4.57
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(A)  Represents the estimated interest portion of rents.

(B) As a result of the loss incurred during this period, the Company's earnings did not cover the indicated fixed charges. The earnings required to attain a ratio of one-to-one are $52 million.

(C) Included in this exhibit are supplemental presentations of the ratio of earnings to fixed charges which exclude the following significant unusual charges:

     1997:  $352 million in-process research and development charge.
     1995: $103 million restructuring charge, $96 million net litigation charge and $18 million in-process research and development charge.
     1993: $216 million restructuring charge and $330 million net litigation charge.